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                                                                     EXHIBIT (9)

[AMERICAN GENERAL LIFE COMPANIES LOGO]

                                                 LAUREN W. JONES
                                                 CHIEF COUNSEL, BUSINESS LINES
                                                 Direct Line (713) 831-8470
                                                 FAX (713) 620-3878
                                                 E-mail: laurie.jones@aglife.com

                                            December 29, 2010

The United States Life Insurance Company
   in the City of New York
One World Financial Center
200 Liberty Street
New York, New York 10281

     Re: The United States Life Insurance Company in the City of New York ("USL") and
          The United States Life Insurance Company in the City of New York Separate Account USL A ("Registrant")
          Ovation

Dear Ladies and Gentlemen:

As Chief Counsel of American General Life Companies, LLC, I have acted as counsel to The United States Life Insurance Company in the City of New York (the "Company") in connection with the filing of the Initial Registration Statement on Form N-4 ("Registration Statement"), Registrant File No. 811-04865, for the Company's Separate Account USL A ("Separate Account USL A") with the Securities and Exchange Commission. The Registration Statement relates to the proposed issuance by the Company of Ovation (Policy Form Nos. 21GVAN897NY, 26GVAN897NY, 21GVAN999, 26GVAN999NY and 26GNSVA800) variable annuity contracts (the "Contracts"). Net premiums received under the Contracts are allocated by the Company to Separate Account USL A to the extent directed by owners of the Contracts. Net premiums under other contracts that may be issued by the Company may also be allocated to Separate Account USL A. The Contracts are designed to provide retirement protection and are offered in the manner described in the prospectus and the prospectus supplements included in the Registration Statement. The Contracts will be offered only in New York.

In connection with rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the corporate records of the Company and all such other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein and have assumed that prior to the issuance or sale of any Contracts, the Registration Statement will be effective.

                      AMERICAN GENERAL LIFE COMPANIES, LLC
                     2929 Allen Parkway . Houston, TX 77019

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The United States Life Insurance Company in the City of New York
December 29, 2010
Page 2 of 2

Based on and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of New York.

2. Separate Account USL A was duly established and is maintained by the Company pursuant to the laws of the State of New York, under which income, gains and losses, whether or not realized, from assets allocated to Separate Account USL A, are, in accordance with the Contracts, credited to or charged against Separate Account USL A without regard to other income, gains or losses of the Company.

3. Assets allocated to Separate Account USL A will be owned by the Company. The Company is not a trustee with respect thereto. The Contracts provide that the portion of the assets of Separate Account USL A equal to the reserves and other Policy liabilities with respect to Separate Account USL A will not be chargeable with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer assets of Separate Account USL A in excess of such reserves and other Policy liabilities to the general account of the Company.

4. When issued and sold as described above, the Contracts (including any units of Separate Account USL A duly credited thereunder) will be duly authorized and will constitute validly issued and binding obligations of the Company in accordance with their terms.

I am admitted to the bar in the State of Texas, and I do not express any opinion as to the laws of any other jurisprudence.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5), Regulation S-K of the Securities Act of 1933 and I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                        Sincerely,



                                        LAUREN W. JONES